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                                                                      EXHIBIT L1

                     [LETTERHEAD OF GOODWIN PROCTER LLP]

October 7, 2003

The New America High Income Fund, Inc.
33 Broad Street
Boston, Massachusetts  02109

RE: LEGALITY OF SECURITIES TO BE REGISTERED UNDER REGISTRATION STATEMENT ON FORM N-2
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Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to The New America High Income Fund, Inc., a Maryland corporation, (the "Company") in connection with the registration by the Company of 1,200 additional shares of the Fund's Series C Auction Term Preferred Stock, each with par value of $1.00 and a liquidation preference of $25,000, (the "Shares") pursuant to the Company's registration statement on Form N-2, as amended, under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, (the "Registration Statement").

We have examined such documents as we have deemed necessary or appropriate to render this opinion. With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Maryland General Corporation Law. With respect to matters of the Maryland General Corporation Law, we have relied solely upon the opinion of Venable LLP of Baltimore, Maryland, who is admitted to practice law in that state, and we have made no independent examination of the laws of the state of Maryland.

On the basis of the foregoing, we are of the opinion that when the Pricing Committee of the Board of Directors has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary relating to the Shares have been filed with the Maryland State Department of Assessments and Taxation, the Shares to be offered for sale pursuant to the prospectus included in the Registration Statement (the "Prospectus"), when thereafter, sold, issued and paid for in accordance with the Prospectus, will have been validly and legally issued and will be fully paid and non-assessable.

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This opinion shall be interpreted in accordance with the Legal Opinion
Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 57 Business Lawyer 882 (February 2002).

This opinion is being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. We do not hereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP